Exhibit 99.1
Greenlane Enters Agreement to Acquire DaVinci
Acquisition of Industry Leading Vaporizer Brand and Developer of Award Winning DaVinci IQ will Expand Owned Brands Portfolio and IP Pipeline

BOCA RATON, Fla., October 19, 2021 – Greenlane Holdings, Inc. (“Greenlane” or "the Company”) (Nasdaq: GNLN), a global house of brands and one of the largest sellers of premium cannabis accessories, child-resistant packaging, and specialty vaporization products, today announced it has entered into a definitive agreement to acquire DaVinci, a leading developer and manufacturer of premium portable vaporizers.

DaVinci is an industry leading brand differentiated through its groundbreaking Clean First™ innovation, which employs medical grade materials and total quality manufacturing processes to ensure the cleanest technology goes into the development of its products. DaVinci’s product line has grown significantly since the launch of its award-winning IQ vaporizer in 2016 to include new innovative models such as the MIQRO, the world’s smallest premium loose-leaf vaporizer, IQ2, the world’s first on-device dosage control, and the IQC, equipped with a patented ShareSafe™ mouthpiece created from an FDA-approved antimicrobial polymer.

“DaVinci leads the way in innovative portable vaporizers and we are thrilled to bring them into our owned brand portfolio,” said Nick Kovacevich, CEO of Greenlane. “This acquisition perfectly illustrates our mission of elevating all elements of the consumption experience, and we look forward to building on our recent success of acquiring strategic and accretive brands. As we continue to execute on our robust pipeline of acquisition targets, we aim to ensure our customers have a best-in-class product selection, while driving profitability and shareholder value by increasing our higher-margin owned brand offerings. The team at DaVinci shares our commitment to providing curated, convenient experiences to consumers, and we look forward to welcoming them to Greenlane and to working together to bring more innovative products to our customers.”

“At DaVinci we have been committed to approaching product development with vision and imagination, and we are thrilled to join Greenlane as strong partners in innovation. We are excited to join a team that shares our drive to harness new and changing technologies to engineer consumer experiences that align with the evolving needs of a dynamic, growing cannabis industry,” said Cortney Smith, Founder and CEO of DaVinci.

The acquisition is subject to customary closing conditions, and is expected to close in the fourth quarter of 2021. Upon completion, the acquisition is expected to be immediately accretive to Greenlane’s revenue and earnings.

Morrison & Foerster LLP is acting as legal counsel to Greenlane. Hyperion Capital Inc. is acting as the exclusive financial advisor to DaVinci. Alliance Legal Partners, Inc. and Ballard Spahr LLP are acting as legal counsels to DaVinci.

About DaVinci
DaVinci is the leading manufacturer of premium vaporizer devices. Inspired by the vision and tenacity of Renaissance innovator Leonardo da Vinci, Cortney Smith founded DaVinci in 2011 with the desire to change the world’s imagination of what is possible in plant-based wellness. Since DaVinci’s founding, the team has established a legacy in creating trusted products such as the DaVinci Classic®, the DAVINCI IQ® and the IQ2®.

Its developers draw from a rich history in manufacturing and hardware component design to build responsibly and bring clean consumption to the forefront.

About Greenlane Holdings, Inc.
Greenlane is the premier global platform for the development and distribution of premium cannabis accessories, packaging, vape solutions, and lifestyle products. We operate as a powerful house of brands, third-party brand accelerator, and omni-channel distribution platform, providing unparalleled product quality, customer service, compliance knowledge, and operations and logistics to accelerate our customers’ growth.

Founded in 2005, Greenlane serves a diverse and expansive customer base with more than 8,000 retail locations, including licensed cannabis dispensaries, smoke shops, and specialty retailers. As a pioneer in the cannabis space, Greenlane is the partner of choice for many of the industry’s leading multi-state operators, licensed producers, and brands, including PAX Labs, Storz & Bickel (Canopy-owned), Cookies, Grenco Science, DaVinci, and CCELL.

We proudly own and operate a diverse brand portfolio including Pollen Gear™, the K.Haring Glass Collection by Higher Standards, Marley Natural™, and VIBES™ rolling papers. Higher Standards, Greenlane’s flagship brand, offers both a high-end product line and immersive retail experience with groundbreaking stores in New York City’s Chelsea Market and Malibu, California. Greenlane also owns and operates Vapor.com and VapoShop.com, two industry-leading, direct-to-consumer e-commerce platforms in North America and Europe respectively.

For additional information, please visit: https://gnln.com/.

Forward Looking Statements
Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. These forward-looking statements include, among others: comments relating to the current and future performance of the Company’s business; statements about the expected timing for closing of the acquisition of DaVinci; statements about the expected benefits of the acquisition of DaVinci; the Company’s strategies; statements regarding the Company’s acquisition pipeline; the impacts of acquisitions and other similar transactions; the impact of the ongoing COVID-19 pandemic on the Company's business; growth in demand for the Company’s products; growth in the market for cannabis and nicotine; the Company’s marketing and commercialization efforts; and the Company’s financial outlook and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2020 and the Company's other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to Greenlane on the date hereof. Greenlane undertakes no duty to update this information unless required by law.

Investor Contact
Najim Mostamand, CFA
Director of Investor Relations
714-539-7653
ir@greenlane.com

Media Contact
MATTIO Communications
Greenlane@mattio.com